Exhibit 10.2

Addendum to

Amended CH2M HILL Companies, Ltd.

Internal Market Brokerage Services Agreement

This Addendum, dated as of May 28, 2015, is to the Amended Internal Market Brokerage Services Agreement effective as of July 1, 2006, as amended by the Addendum dated June 23, 2010 and the Addendum dated February 11, 2011 and the Addendum dated June 21, 2012 and the Addendum dated June 6, 2014 (the “Agreement”), by and between NEIDIGER, TUCKER, BRUNER, INC., a Colorado corporation, a registered broker-dealer, and a member of FINRA (“NTB”), and CH2M HILL COMPANIES, LTD., formerly an Oregon corporation, but now organized under the laws of Delaware (“CH2M HILL”).

On June 6, 2014 Article 4.1(a), Quarterly Fee, was amended to reflect that CH2M HILL will pay NTB US $230,000.00 annually.  This fee will be payable quarterly, in US $57,500.00 installments in connection with each Internal Market trade.

Based on a discussion between the NTB and CH2M HILL on February 18, 2015, it was mutually agreed to an adjustment to $148,992.00 annually for the contract period July 1, 2014 to June 30, 2016 ONLY.  This adjustment reflects the agreement between NTB and CH2M HILL that any excess fee existing at the end of 24 months term (ended June 30, 2014) should be carried forward and applied to the subsequent 24 month term (ending June 30, 2016) in accordance with Section 4.1(c). The adjusted fee will be payable quarterly, in US $37,248.00 installments in connection with each Internal Market trade.   There are no other changes to the Agreement.

Intending to be legally bound, NTB and CH2M HILL have caused this Addendum to the Agreement to be executed by duly authorized officers on the dates below.

NEIDIGER, TUCKER, BRUNER, INC.

Date:May 28, 2015	/s/ Anthony B. Petrelli
Anthony B. Petrelli
President

CH2M HILL COMPANIES, LTD.

Date:May 28, 2015	/s/ Steven C. Mathews
Steven C. Mathews
Vice President & Treasurer